EXHIBIT 5(a)
                                   Balch & Bingham
                               Attorney and Counselors
                                 Post Office Box 306
                              Birmingham, Alabama 35201
                                    (205) 251-8100

                                   November 8, 1995


          Alabama Power Company
          600 North 18th Street
          Birmingham, Alabama  35291

                    Re:  Registration Statement on Form S-3

          Gentlemen:

                    We have acted as counsel to Alabama Power Company (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of (1) up to $97 million aggregate principal amount of Series A ____% Junior Subordinated Notes (the "Junior Subordinated Notes"), to be issued by the Company to Alabama Power Capital Trust I (the "Trust"), (2) 3,880,000 Trust Preferred Securities (liquidation amount $25 per Trust Preferred Security) to be issued by the Trust, and (3) the Company's Guarantee with respect to the Trust Preferred Securities (the "Guarantee"). The Junior Subordinated Notes will be issued pursuant to a subordinated note indenture between the Company and the trustee named therein (the "Subordinated Note Indenture"), and the Trust Preferred Securities will be issued pursuant to an amended and restated trust agreement between the Company and the trustees named therein. The Guarantee will be issued pursuant to a guaranty agreement between the Company and the trustee named therein (the "Guaranty Agreement").

                    We are of the opinion that, upon compliance with the pertinent provisions of the Securities Act of 1933, the Trust Indenture Act of 1939, and the Public Utility Holding Company Act of 1935, upon compliance with applicable securities or blue sky laws of various jurisdictions, upon the adoption of appropriate resolutions by the Board of Directors of the Company, when the Junior Subordinated Notes and the Guarantee have been issued and sold upon the terms specified in the order of the Alabama Public Service Commission, when the Subordinated Note Indenture and the Guaranty Agreement have been duly executed and delivered by the proper officers of the Company and the trustees named therein, and when the Junior Subordinated Notes and the Guarantee have been executed, authenticated and delivered in accordance with the terms of the Subordinated Note Indenture and the Guarantee, as the case may be, the Junior Subordinated Notes and the Guarantee will be valid, binding and legal obligations of the Company (subject to applicable bankruptcy, moratorium and similar laws from time to time in force and to general principles of equity, whether considered in a proceeding at law or in equity).

          Alabama Power Company
          November 8, 1995
          Page 2




                    We also advise you that we have reviewed certain statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as indicated under the caption "Experts" in the prospectus, as to matters of law and legal conclusions and, in our opinion, such statements are correct.

                    We hereby consent to the filing of this opinion as an exhibit to the aforementioned registration statement and to the statements with respect to our firm under the captions "Legal Matters" and "Experts" in the prospectus.

                                             Very truly yours,

                                             /s/Balch & Bingham